Exhibit 10.3
3COM CORPORATION
STAND ALONE RESTRICTED STOCK AGREEMENT
     3Com Corporation has granted Jay Zager, (the “Participant”), Restricted Stock shares in accordance with the Participant’s Offer of Employment letter dated May 9, 2007, (“Offer Letter”), subject to the following terms and conditions as set forth in this Award Agreement. The “Effective Date” of this Award Agreement shall be July 3, 2007.
     1. Definitions. As used herein, the following definitions shall apply:
          (a) “Administrator” means the Board or any of its Committees as shall be administering the Award.
          (b) “Applicable Laws” means the requirements relating to the administration of restricted stock plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of the Commonwealth of Massachusetts.
          (c) “Award” means, individually or collectively, the grant of Restricted Stock under this Award Agreement and Notice of Grant of Restricted Stock.
          (d) “Award Agreement” means this Stand Alone Restricted Stock Agreement between the Company and the Participant evidencing the terms and conditions of this Award.
          (e) “Board” means the Board of Directors of 3Com Corporation.
          (f) “Cause” means:
               (i) The Participant’s willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to the Participant a written demand for performance from the Board which describes in reasonable detail the basis for the Board’s belief that the Participant has not substantially performed his duties and provides the Participant the opportunity to present to the Board his good faith reasons for not so performing and, if the Board does not agree with such reasons, with thirty (30) days to take corrective action;
               (ii) Any act of personal dishonesty taken by the Participant in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of the Participant;
               (iii) The Participant’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;
               (iv) A breach of any fiduciary duty owed to the Company by the Participant that has a material detrimental effect on the Company’s reputation or business;
               (v) The Participant being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not the Participant admits or denies liability);
               (vi) The Participant (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, the Participant’s failure to waive attorney-client privilege relating to communications with the Participant’s own attorney in connection with an Investigation will not constitute “Cause”; or
               (vii) The Participant’s disqualification or bar by any U.S. governmental or self-regulatory authority from serving in the capacity contemplated by the Offer Letter or the Participant’s loss of any U.S. governmental or self-regulatory license that is reasonably necessary for the Participant to perform his responsibilities to the Company under the Offer Letter, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during the Participant’s employment, the Participant will serve in the capacity contemplated by the Offer Letter to whatever extent legally permissible and, if the Participant’s employment is not permissible, the Participant will be placed on leave (which will be paid to the extent legally permissible).
          (g) “Change in Control” means the occurrence of any of the following events:
                    (i) Any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
                    (ii) The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or
                    (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
                    (iv) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date upon which this Agreement was entered into, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.
          (h) “Code” means the U.S. Internal Revenue Code of 1986, as amended.
          (i) “Committee” means a committee, which may consist of one or more persons whom may or may not be Board members, as is consistent with the Applicable Laws, appointed by the Board.
          (j) “Common Stock” means the common stock of the Company.
          (k) “Company” shall mean 3Com Corporation and any successor corporation thereto.
          (l) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary as an independent contractor to render services to such entity.

          (m) “Date of Restricted Stock Grant” shall mean the “Date of Grant” as set forth in the Notice of Grant.
          (n) “Director” means a member 3Com’s Board of Directors.
          (o) “Disability” means the Participant’s absence from his responsibilities with the Company on a full-time basis for 120 calendar days in any consecutive twelve (12) month period as a result of the Participant’s mental or physical illness or injury.
          (p) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or any leave for which a return to employment is guaranteed under Applicable Laws, or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.
          (q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (r) “Good Reason” means the occurrence of any of the following, without the Participant’s express written consent:
               (i) A material reduction of the Participant’s material duties or title, relative to the Participant’s material duties or title as in effect immediately prior to such reduction position;
               (ii) A material reduction by the Company in the base salary of the Participant as in effect immediately prior to such reduction, other than a reduction generally applicable to other executive officers of the Company; or
               (iii) The permanent relocation of the Participant to a work location more than fifty (50) miles from the Participant’s then-present work location.
          (s) “In Connection with a Change of Control” means within three (3) months prior to or twelve (12) months following a Change of Control.
          (t) “Initial Vesting Date” shall be the date occurring one (1) year after the Date Restricted Stock Grant.
          (u) “Notice of Grant” shall mean the “NOTICE OF GRANT OF RESTRICTED STOCK”. The Notice of Grant is part of this Award Agreement.
          (v) “Number of Restricted Stock” shall mean the “Total Number of Restricted Stock Granted” as set forth in the Notice of Grant.
          (w) “Offer Letter” means the offer of employment letter issued May 9, 2007.
          (x) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
          (y) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
          (z) “Restricted Stock” means shares of Common Stock or units/rights to acquire shares of Common Stock granted pursuant to the Plan that are subject to vesting.
          (aa) “Service Provider” means an Employee, Director or Consultant.

          (bb) “Share” means a share of the Common Stock, as adjusted in accordance with the Plan.
          (cc) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code and also include partnerships, limited liability companies and other entities that are at least 30% owned by the Company.
          (dd)“Vested Ratio” means:

Vested Ratio

Prior to Initial Vesting Date	0

On Initial Vesting Date, for each full year of the Participant’s remaining a Service Provider from the Date of Restricted Stock Grant until the Initial Vesting Date	1/4

Plus

For each subsequent full year thereafter of the Participant’s remaining a Service Provider from the Initial Vesting Date	1/4

In no event shall the Vested Ratio exceed 1/1.

     Notwithstanding the foregoing, in the event that the Participant is terminated without Cause or resigns for Good Reason other than in Connection with a Change of Control, the Participant shall receive twelve (12) months accelerated vesting with respect to the Participant’s then outstanding unvested portion of the Award, provided that the Participant signs and does not revoke a Release Agreement as described in paragraphs 3 of the Management Retention Agreement and the Severance Benefits Agreement, both signed on June 21, 2007.
     Notwithstanding the foregoing, in the event that the Participant is terminated without Cause in Connection with a Change of Control or resigns for Good Reason in Connection with a Change of Control, the Participant shall become fully vested in the Participant’s then outstanding unvested portion of the Award, provided that the Participant signs and does not revoke a Release Agreement as described in paragraphs 3 of the Management Retention Agreement and the Severance Benefits Agreement, both signed on June 21, 2007.
     2. Leaves of Absence. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, the Restricted Stock shall cease to vest on the 91st day of any unpaid leave of absence and shall only recommence upon the Participant’s return to active service.
     3. Rights as a Shareholder or Employee. The Participant shall have no rights as a stockholder with respect to any Shares until the date of the issuance of a certificate or certificates for the Shares which have vested has been exercised.
     4. No Guarantee of Continued Service. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS AN EMPLOYEE OR OTHER SERVICE PROVIDER AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE RESTRICTED STOCK OR ACQUIRING SHARES HEREUNDER). THE

PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE OR OTHER SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE PARTICIPANT’S RELATIONSHIP AS AN EMPLOYEE OR OTHER SERVICE PROVIDER OF THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE OR NOTICE.
     5. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation or Change of Control.
          (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.
          (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify the Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for the Participant to have the right to exercise his Award until ten (10) days prior to such transaction as to all of the stock covered thereby, including Shares as to which the Award would not otherwise be vested or exercisable.
          (c) Change of Control. In the event of a Change of Control, each outstanding Restricted Stock award shall be assumed or an equivalent award substituted by the successor corporation or a Parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Restricted Stock, the Participant shall fully vest in the Restricted Stock, including Shares as to which it would not otherwise be vested. For the purposes of this paragraph, the Restricted Stock shall be considered assumed if, following the Change of Control, the Restricted Stock confers the right to receive, for each Share and each unit/right to acquire a Share that is subject to the Restricted Stock award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share and each unit/right to acquire a Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Restricted Stock award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

     6. Non-Transferability of Restricted Stock. Restricted Stock may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.
     7. Conditions Upon Issuance of Shares.
          (a) Legal Compliance. Shares shall not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.
          (b) Investment Representations. As a condition to the exercise of an Award, the Company may require the Participant or any authorized person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
          (c) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
     8. Legends. The Company may at any time place legends referencing any applicable federal and/or state securities restrictions on all certificates representing shares of stock subject to the provisions of this Award Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to the Restricted Stock in the possession of the Participant in order to effectuate the provisions of this Section.
     9. Escrow.
          (a) Establishment of Escrow. To ensure that the Shares subject to the Unvested Share Reacquisition Right will be available for reacquisition, the Company may require the Participant to deposit the certificate or certificates evidencing the Unvested Shares with an escrow agent designated by the Company under the terms and conditions of an escrow agreement approved by the Company. If the Company does not require such deposit as a condition of the issuance of Shares to the Participant, the Company reserves the right at any time to require the Participant to so deposit the Unvested Share certificate or certificates in escrow. The Company shall bear the expenses of the escrow.
          (b) Delivery of Shares to the Participant. As soon as practicable after the expiration of the Unvested Share Reacquisition Right, the escrow agent shall deliver to the Participant the Shares no longer subject to such restriction.
     Section 83(b) Election. The Participant acknowledges and understands that when the Shares become Vested Shares under this Award Agreement, Section 83 of the Code imposes a tax at ordinary income rates with respect to such Vested Shares in an amount equal to the fair market value of such Vested Shares, determined on the date such Shares become Vested Shares. The Participant also understands that (i) alternatively, the Participant may elect to be taxed in the year the Shares were granted rather than when the Shares become Vested Shares by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the Grant Date; (ii) if the Participant files such an election, the Participant will be taxed at ordinary income rates on the fair market value of the

Shares on the Grant Date; (iii) if the Participant makes such an election he must provide the Company with a copy of the election no later than three (3) business days after filing the election with the Internal Revenue Service; and (iv) the Participant must file another copy of the election with his federal income tax return for the tax year in which Participant filed the election. The Participant acknowledges that it is the Participant’s sole responsibility and not the Company’s responsibility to determine whether it is advisable to make the election and, if the Participant so elects, to file the election in a timely fashion and to make any filings under corresponding provisions of state tax law.
     10. Withholding. At the time that this Award Agreement is executed, or at any time thereafter as determined by the Company, the Company shall have the right to withhold the applicable minimum withholding taxes, including but not limited to federal tax, state tax, foreign taxes, or social taxes, if any, which arise in connection with the acquisition of Shares pursuant to the Plan, including, without limitation, obligations arising upon (i) the transfer, in whole or in part, of any Shares, (ii) the lapse of any restriction with respect to any Shares acquired pursuant to the Plan, or (iii) the filing of an election to recognize a tax liability. The Participant authorizes the Company to withhold from the Participant’s compensation such amounts as may be necessary to satisfy the minimum applicable tax withholding obligations arising in connection with the issuance of the Shares pursuant to the Plan. The Company shall have no obligation to issue a certificate as to the Shares and/or to release the Shares from escrow until applicable withholding obligations have been satisfied.
     11. Trade for Taxes (Swap). Please circle the applicable election below if you wish to trade Shares to satisfy the minimum required tax withholding determined upon the date of vesting outlined in Section 9 above. If you elect to trade Shares to satisfy the minimum taxes due, the remaining amount due after the trade, less than the value of one Share, will be deducted from your cash compensation. If you wish to change your election during the life of the Award Agreement, you must contact stock administration at least thirty (30) days prior to the applicable vesting date.
TRADE SHARES FOR TAXES DUE (please circle one):     YES               NO
If you do not wish to trade Shares for taxes, and select “no” above, you must provide payment to stock administration within fifteen (15) days from date of vesting. If payment is not provided within fifteen (15) days after applicable taxes are due, stock administration will have the authority and discretion to (i) trade Shares to satisfy such applicable taxes or (ii) to withhold the entire tax obligation from your compensation.
     12. Broker. Your Shares will be deposited directly into your brokerage account with the Company’s approved broker when vested and the applicable withholding obligations have been satisfied.
     13. Binding Effect. This Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
     14. Amendment or Termination. The Administrator may at any time amend, alter, suspend or terminate the Agreement; provided, however, that no such amendment, alteration, suspension or termination may adversely affect the Restricted Stock hereof without the written consent of the Participant. Termination of the Agreement shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Agreement prior to the date of such termination.
     15. Entire Agreement; Applicable Law. This Award Agreement, along with the Participant’s Offer Letter, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. To the extent that this Award Agreement sets forth terms and conditions that are less beneficial to the Participant than the Offer Letter, the terms of the Offer Letter shall prevail. This Award Agreement shall be construed in accordance with, and all disputes hereunder shall be governed by, the laws of the Commonwealth of Massachusetts without regard to its conflict of laws rules.
     16. Notices. Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Company at its then current principal executive office or to such other address as the Company may hereafter designate to the Participant. Any notice to be given to the Participant hereunder shall be addressed to the Participant at the last address known to the Company, or at such other address as the Participant may hereafter designate to the Company. A notice shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive it.

PARTICIPANT	3COM CORPORATION

/s/ Jay Zager	/s/ Neal D. Goldman

Jay Zager	Neal D. Goldman
Chief Financial Officer	Executive Vice President and Chief Legal and Administrative Officer

7/3/07	7/3/07

Date	Date